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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NABORS INDUSTRIES LTD

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Special Meeting of Shareholders
SPECIAL GENERAL MEETING OF SHAREHOLDERS
ITEM 1
COMMON SHARE OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
SHAREHOLDER MATTERS
SHAREHOLDER PROPOSALS
OTHER MATTERS
EXHIBIT SCHEDULE

Mintflower Place
8 Par-La-Ville Road
Ground Floor
Hamilton, HM 08 Bermuda
Notice of Special General Meeting of Shareholders
Nabors Industries Ltd.
March 30, 2006
Wyndham Greenspoint Hotel
12400 Greenspoint Drive
Houston, Texas
February 27, 2006
Fellow shareholder:
We cordially invite you to attend a Special General Meeting of the Shareholders of Nabors Industries Ltd. to:
1.	Approve an amendment to the Amended and Restated Bye-Laws, as amended (the “Bye-Laws”), to increase the total number of common shares, par value $0.001 per share, that the Company has the authority to issue from 400,000,000 common shares to 800,000,000 common shares; and

2.	Transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.
Our Board of Directors recommends you vote “FOR” the amendment to the Bye-Laws. You also may be asked to vote upon a proposal to adjourn or postpone the Special Meeting. The Company could use any adjournment or postponement of the Special Meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the amendment of the Bye-Laws.
We hope you will read the proxy statement and submit your proxy voted in favor for the amendment to the Bye-Laws. On behalf of the Board of Directors and the management of Nabors, I extend our appreciation for your continued support.

Sincerely yours,

Eugene M. Isenberg
Chairman of the Board & Chief Executive Officer

NABORS INDUSTRIES LTD.
Mintflower Place
8 Par-La-Ville Road
Ground Floor
Hamilton, HM 08 Bermuda

  Proxy Statement

SPECIAL GENERAL MEETING OF SHAREHOLDERS
March 30, 2006
     We are sending you this proxy statement in connection with the solicitation of proxies by the Board of Directors of Nabors Industries Ltd. for a special meeting of the shareholders. We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about February 27, 2006. In this proxy statement, “Nabors”, the “Company”, “we”, “us” and “our” refer to Nabors Industries Ltd. or, for information pertaining to periods prior to June 24, 2002, to Nabors Industries, Inc. Where the context requires, such references also include our subsidiaries.
Special Meeting Information
     Date and location of the special meeting. We will hold a special meeting at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas at 11:00 a.m., Central Standard Time, on Thursday, March 30, 2006 unless adjourned or postponed.
     Admission to the special meeting. Only record or beneficial owners of Nabors common shares may attend the special meeting in person. When you arrive at the special meeting, please present photo identification, such as a driver’s license. Beneficial owners must also present evidence of common share ownership, such as a recent brokerage account or bank statement.
Voting Information
     Record date and quorum. The record date for the special meeting is February 20, 2006. You may vote all common shares of Nabors that you owned as of the close of business on that date. Each common share entitles you to one vote on each matter to be voted on at the special meeting. On the record date, [ ] common shares of Nabors were outstanding. In addition, the holder of record of the Special Voting Preferred Share of Nabors is entitled to a number of votes equal to the number of exchangeable shares of Nabors Exchangeco (Canada), Inc., a corporation incorporated under the laws of Canada, in accordance with the instructions received from the holders of such shares. There were [ ] exchangeable shares of Nabors Exchangeco (Canada), Inc. outstanding on the record date. A majority of the common shares outstanding on the record date present, in person or by proxy, constitutes a quorum to transact business at the special meeting. Abstentions and withheld votes will be counted for purposes of establishing a quorum.
     Submitting voting instructions for shares held in your name. You may vote at the special meeting by completing, signing and returning the enclosed proxy card. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation.

     Submitting voting instructions for shares held in street name. If you hold your shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the special meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Pursuant to the rules of the New York Stock Exchange, brokers will have discretion to vote on the item scheduled to be presented at the special meeting.
     Revoking your proxy. You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the special meeting to Daniel McLachlin, Secretary, Nabors Industries Ltd., Mintflower Place 8 Par-La-Ville Road, Ground Floor, Hamilton, HM 08 Bermuda; (2) submitting a later proxy; or (3) voting in person at the special meeting (although attendance at the special meeting will not, by itself, constitute a revocation of a proxy).
     Votes required to approve the item scheduled to be presented. The approval of the amendment to the Amended and Restated Bye-Laws, as amended (the “Bye-Laws”), requires the affirmative vote of the holders of a majority of the outstanding shares of the Company.
     Withholding your vote or voting to “abstain”. You can vote to “abstain.” If you vote to “abstain,” your common shares will be counted as present at the special meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.
ITEM 1
Proposal to Amend the Company’s Amended and Restated Bye-Laws, as Amended,
to Permit a Two-For-One Stock Split
Reasons for the Proposed Amendment
     The Company’s Board of Directors is recommending that you vote to increase the number of authorized common shares of the Company from 400,000,000 common shares to 800,000,000 common shares. We are recommending that the additional common shares be authorized in order to accommodate a two-for-one stock split to be effected in the form of a stock dividend of one common share outstanding on March 31, 2006, the record date for shareholders entitled to receive the proposed dividend. As previously announced, the Company anticipates that the stock dividend will be distributed on Friday, April 14, 2006 to shareholders of record on March 31, 2006. The stock split is conditioned upon approval by the shareholders of this proposed amendment.
     As of February 9, 2006, 157,711,525 common shares of the Company were issued and outstanding. Additionally, approximately 32,228,891 common shares were reserved for issuance pursuant to stock option, incentive and director and employee benefit plans and upon conversion of our Zero Coupon Convertible Senior Debentures Due 2021 and our Zero Coupon Senior Exchangeable Notes due 2023, leaving only approximately 210,059,584 authorized and unreserved common shares available for future use. The current number of authorized and unreserved common shares is insufficient to effect the stock split and provide the continued flexibility to issue common shares for valid corporate purposes.

     The proposed amendment will permit the Board of Directors to issue the additional common shares to accommodate the stock split and afford the Board of Directors continued flexibility to issue common shares without additional expense or delay for valid corporate purposes, including acquisitions, financings and incentive compensation.
     A shareholder vote against the proposed increase in the number of authorized common shares will have the effect of preventing the stock split.
     The proposed amendment to the Bye-Laws also would permit the Board of Directors to allocate a portion of the Company’s share premium (paid in capital in excess of par) account to the par value account in order to account for the par value of any additional issued shares.
Purpose of the Stock Split
     The currently proposed stock split is intended to place the market price of the Company’s common stock in a range more attractive to investors, particularly individuals. The closing price of the common stock on the New York Stock Exchange on February 20, 2006 was $___, and trading prices in the month of January 2006 ranged from $75.60 to $82.70. In authorizing the stock split, the Board of Directors took into account that this trading range was higher than the range of many other major corporations, and believes that the proposed split of the Company’s common shares will bring the common shares into a more accessible trading range.
Stock Split Implementation
     If the proposed amendment is approved, holders of record of common shares as of the close of business on March 31, 2006 will receive, as a stock dividend, one additional common share for each common share owned as of that date. As previously announced, the Company anticipates that the stock dividend will be distributed on Friday, April 14, 2006 to shareholders of record as of March 31, 2006. A matching stock dividend will be declared by Nabors Exchangeco (Canada), Inc., so that holders of its shares will maintain economically equivalent exchange rights. The shareholders as of March 31, 2006 will not pay, and the Company will not receive, any payment or other consideration for the additional common shares that will be issued or the adjustments that will be made pursuant to the stock split. A shareholder’s equity interest in the Company will not increase as a result of the stock split; however, any sale of the common shares received as a result of the stock split by a shareholder will reduce such shareholder’s proportional equity in the Company. The Company will apply to the New York Stock Exchange for listing of the additional common shares to be issued if the proposed amendment is approved. If the proposed amendment is approved, all holders of record of common shares at the close of business on March 31, 2006, will receive one additional common share for each common share that they own of record on that date.
Accounting Effects of the Proposed Stock Split
     If the proposed amendment is approved, an amount equal to the par value of shares issued in the stock split will be transferred from the Company’s capital in excess of par value account to its common shares account. The $0.001 par value of the common shares will not change.
Tax Effects of the Stock Split
     The Company has been advised that the proposed stock split will result in no gain or loss or realization of taxable income to owners of common shares under existing United States federal income tax laws. The tax basis of each common share held immediately before the stock split will be allocated pro rata between this original share and the new common share distributed with respect to the original share. Each new share will be deemed to have been acquired at the same time as the original share with respect to which the new share was issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and shareholders are urged to consult their own tax advisors.

Anti-Takeover Effects of the Proposed Amendment
     The increase in the authorized number of common shares and the subsequent issuance of such shares could have the effect of delaying or preventing a change of control of the Company without further action by the shareholders. Authorized and unissued common shares could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change of control of the Company more difficult, and therefore less likely. The additional authorized common shares could be used to discourage persons from attempting to gain control of the Company, by diluting the voting power of common shares then outstanding or increasing the voting power of persons who would support the Board of Directors in a potential takeover scenario.
     In addition, the increased common shares authorized by the proposed amendment could permit the Board of Directors to issue common shares to persons supportive of management’s position. Such persons might then be in a position to vote to prevent or delay a proposed business combination that is deemed unacceptable to the Board of Directors, although perceived to be desirable by some shareholders. Any such issuance could provide management with a means to block any vote that might be used to effect a business combination in accordance with the Bye-laws.
Additional Effects of the Stock Split
     Upon the effectiveness of the stock split, appropriate adjustments will be made to stock options and other stock-based instruments awarded and to be awarded under the Company’s compensation, incentive and benefit programs.
     Under Bermuda law, the Company’s shareholders are not entitled to dissenters’ rights with respect to the proposed amendment to the Bye-Laws. Furthermore, the Company’s shareholders do not have preemptive rights, which means shareholders do not have the right to purchase shares in any future issuance of common shares in order to maintain their proportionate equity interests in the Company.
     Although the Board of Directors will authorize the further issuance of common shares after the stock split only when it considers such issuance to be in the best interests of the Company, shareholders should recognize that any such issuance of additional stock will have the effect of diluting the earnings per share and book value per share of outstanding common shares and the per share equity and voting rights of holders of common shares.
Recommendation of the Board of Directors
     The Board of Directors has unanimously approved the proposed amendment and has determined that the increase in authorized common shares is in the best interest of the Company and its shareholders. A copy of the amendment is attached hereto as Exhibit A. The information contained in this Proxy Statement is qualified in its entirety by reference to the complete text of the amendment.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT.
     Holders of common shares and preferred stock representing a majority of the voting power, present in person or represented by properly executed proxy, shall constitute a quorum. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting.

     The affirmative vote of the holders of a majority of the outstanding common and preferred shares is required to approve the proposed amendment. Any common shares not voted (whether by abstention or broker non-votes) will have the effect of a vote against the proposed amendment.
COMMON SHARE OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
     The following table sets forth, as of February 20, 2006, certain information with respect to the beneficial ownership of Nabors’ outstanding common shares by (a) each current director, (b) each named executive officer as determined in accordance with Section 402 of Regulation S-K, (c) all directors and executive officers as a group, and (d) any other person or entity known by Nabors to be the beneficial owner of more than 5% of Nabors’ common shares:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner (1)	Number of Shares	Total(2)
Directors
James C. Flores(2)	68,000	*
Eugene M. Isenberg (2) (3)	10,489,772	—%
Alexander M. Knaster(2)	120,000	*
James L. Payne (2)	86,550	*
Anthony G. Petrello (2)	5,224,670	—%
Hans W. Schmidt (2)	190,916	*
Myron M. Sheinfeld (2) (4)	159,634	*
Martin J. Whitman (2) (5)	299,065	*

Other Executive Officers
Bruce P. Koch (2)	62,876	*
Daniel McLachlin (2)	5,916	*

All Directors/Executive Officers as a group (10 persons) (2)-(5)	13,361,286	—%

Other
AXA Financial Inc.(6)	22,828,932	—%

FMR Corp. (7)	11,174,978	—%

*	Less than 1%

(1)	The address of each of the directors and officers listed is in care of Nabors Industries Ltd., Mintflower Place 8 Par-La-Ville Road, Ground Floor, Hamilton, HM 08 Bermuda.

(2)	As of February 20, 2006, Nabors had ___common shares issued and outstanding and entitled to vote. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (or the Exchange Act) pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person has the right to acquire within 60 days. We have included in the table common shares underlying fully vested stock options (without giving effect to accelerated vesting that might occur in certain circumstances). For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any common shares which such person or persons has the right to acquire within 60 days (as well as common shares underlying fully vested stock options) are deemed to be outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

The number of common shares underlying fully vested stock options included in the table are as follows: Mr. Flores – 10,000; Mr. Isenberg – 8,715,504; Mr. Knaster – 10,000; Mr. Payne – 72,500; Mr. Petrello – 5,073,658; Mr. Schmidt – 178,166; Mr. Sheinfeld – 132,499; Mr. Whitman – 157,499; Mr. Koch – 61,250; Mr. McLachlin – 5,500, and all directors and named executive officers as a group – 14,416,576.

(3)	The common shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary. Not included in the table are 386 common shares owned directly or held in trust by Mr. Isenberg’s spouse.

(4)	The common shares listed for Mr. Sheinfeld include 292 common shares owned directly by Mr. Sheinfeld’s spouse. Mr. Sheinfeld disclaims beneficial ownership of these common shares.

(5)	The common shares listed for Mr. Whitman include 96,519 common shares owned by M.J. Whitman & Co., Inc. Because Mr. Whitman is a majority stockholder in M.J. Whitman & Co., Inc., he may be deemed to have beneficial ownership of the Nabors common shares owned by that company.

(6)	Based solely on the information contained in Schedule 13G of AXA Financial, Inc. and certain of its affiliates filed with the Securities and Exchange Commission on February 14, 2005, the common shares listed include (i) 22,562,040 common shares beneficially owned by Alliance Capital Management L.P., (ii) 238,818 common shares beneficially owned by AXA Equitable Life Insurance Company, (iii) 1,000 common shares beneficially owned by AXA Rosenberg Investment Management LLC. AXA Financial, Inc. has sole voting power with respect to 15,111,257 common shares and sole dispositive power with respect to 22,801,858 common shares. The address of AXA Financial, Inc.’s principal business office is 1290 Avenue of the Americas, New York, NY 10104.

(7)	Based solely on the information contained in Schedule 13G of FMR Corp. filed with the Securities and Exchange Commission on February 14, 2005, the common shares listed include (i) 10,102,712 shares beneficially owned by Fidelity Management & Research Company, (ii) 823,808 common shares beneficially owned by Fidelity Management Trust Company, (iii) 247,200 common shares beneficially owned by Fidelity International Limited, and (iv) 1,258 common shares beneficially owned by Strategic Advisers Inc.. FMR Corp. has sole voting power with respect to 984,566 common shares and sole dispositive power with respect to 11,174,978 common shares. The address of FMR Corp.’s principal business office is 82 Devonshire Street, Boston, Massachusetts 02109.

SHAREHOLDER MATTERS
     Bermuda has exchange controls which apply to residents in respect of the Bermudian dollar. As an exempt company, Nabors is considered to be nonresident for such controls; consequently, there are no Bermuda governmental restrictions on the Company’s ability to make transfers and carry out transactions in all other currencies, including currency of the United States.
     There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends, if any, paid by Nabors to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda).
SHAREHOLDER PROPOSALS
     Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection an annual general meeting of shareholders must submit their proposals and their proposals must be received at our principal executive offices not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year’s annual general meeting (provided, however, that if the 2007 Annual General Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee its inclusion.
     Recommendations by shareholders for directors to be nominated at the 2007 Annual General Meeting must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received at the principal executive office of the Company not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year’s Annual General Meeting.
     The provisions of the Bye-Laws do not affect any shareholder’s right to request inclusion of proposals in the proxy statement pursuant to Rule 14a-8 under the Exchange Act, which specifies what constitutes timely submission of a shareholder proposal to be included in the Company’s proxy statement.
OTHER MATTERS
     The Board knows of no other business to come before the special meeting. However, if any other matters are properly brought before the special meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.
     Costs of Solicitation. We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of your proxy. Proxies may be solicited on behalf of the Board of Directors by mail, in person and by telephone. Proxy materials will also be provided for distribution through brokers, custodians, and other nominees and fiduciaries. We will reimburse such parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.
     Shareholder Communications with Directors. Shareholders may contact any of the Company’s directors, a committee of the Board of Directors, the Board’s independent directors as a group or the Board generally, by writing to them at Nabors Industries Ltd., Mintflower Place, 8 Par-La-Ville Road, Ground Floor, Hamilton, HM 08 Bermuda. Shareholder communications received in this manner will be handled in accordance with procedures approved by the Board’s independent directors. The Board’s Policy Regarding Shareholder Communications with the Board of Directors is available at www.nabors.com.

NABORS INDUSTRIES LTD.

Daniel McLachlin
Dated: February 27, 2006	Secretary

EXHIBIT SCHEDULE

Exhibit	Document

Exhibit A	Proposed Text of the amendment to the Amended and Restated Bye-Laws, as amended, of Nabors Industries Ltd.

EXHIBIT A
AMENDMENT

1.	The last sentence of the first paragraph of Bye-Law 4 shall be deleted and replaced with the following:
“The authorized share capital of the Company is US$825,000 (divided into 800,000,000 Common Shares par value US$0.001 per Share (the “Common Shares”) and 25,000,000 Preferred Shares par value US$0.001 per Share (the “Preferred Shares”).”

2.	The following sentence shall be added at the end of Bye-Law 73:
“The Board of Directors may allocate a portion of the Company’s share premium (or paid in capital in excess of par) account to the Company’s par value account and thereby pay up in full unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.”

A-1